Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk / Jenifer Kirtland (415) 896-6820 dsherk@evcgroup.com jkirtland@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Reports Fiscal Second Quarter 2010 Results
and Raises Guidance

•	Net Sales Increase 10% to $53.5 Million
•	NanoKnife® IRE System Net Sales of $700,000
•	Net Income Increase of 8% to $3.1 Million, or $0.13 EPS
•	Operating Cash Flow of $11.2 Million
•	Conference Call Begins Today at 4:30 p.m. Eastern Time

QUEENSBURY, N.Y. January 5, 2010 — AngioDynamics (NASDAQ: ANGO), a leading provider of innovative medical devices for the minimally-invasive treatment of cancer and peripheral vascular disease, today reported financial results for the fiscal second quarter ended November 30, 2009.

Net sales in the second quarter were $53.5 million, a 10% increase over the $48.5 million reported for the second quarter a year ago.  Gross margin was 59.1% compared with 61.3% a year ago, with the decline primarily attributable to lower selling prices for certain products in a competitive pricing environment, higher material costs for certain products and product mix.  Operating income was $5.3 million in the quarter compared with $4.9 million a year ago.  Net income was $3.1 million, or $0.13 per share, compared with $2.9 million, or $0.12 per share, a year ago.

AngioDynamics generated $11.2 million in cash flow from operations during the quarter.  At November 30, 2009, the Company had cash and investments of $74.0 million and long-term debt of $6.9 million.

Oncology/Surgery sales grew 28% to $13.6 million from the second quarter a year ago and included $700,000 in NanoKnife IRE system sales.  Peripheral Vascular sales increased by 6% from the second quarter a year ago to $23.2 million, and included $832,000 in sales of the Benephit® renal infusion system acquired from FlowMedica in January 2009.  Access sales were $16.7 million in the quarter, an increase of 4% from the second quarter a year ago.

For the six months ended November 30, 2009, net sales were $103.6 million, a 12% increase over the $92.8 million reported for the prior year period; gross margin was 59.6% compared with 61.6% for the prior year; operating income was $8.9 million compared with $8.7 million for the prior year; net income was $5.2 million, or $0.21 per share, compared with $5.1 million, or $0.21 per share for the prior year.

“Our solid second quarter performance was led by strong sales from our Oncology/Surgery business unit and good operating expense control, which combined to offset the impact on our gross margin of product mix and a very competitive pricing environment for many product categories,” said Jan Keltjens, President and CEO.  “All Oncology/Surgery products contributed to the exceptional sales growth in this business unit this quarter, and we were particularly pleased to see the initial market interest in our new NanoKnife IRE system.  In addition, we continued to gain positive clinical experience with the NanoKnife system as more than 100 patients have been treated with this promising technology.

“As we look ahead, we anticipate the continuation of a challenging pricing environment and are striving to achieve continued solid top line growth, operating efficiencies and expense control to deliver bottom line performance.  Based on our first half momentum and planned second half initiatives, today we are raising our guidance for the full fiscal year,” concluded Mr. Keltjens.

Highlights of the quarter, and more recent activities, include the following:

•
Stephen J. McGill was appointed Senior Vice President and General Manager, International, a newly created position.  Mr. McGill served as Senior Vice President, Global Sales for American Medical Systems and will lead AngioDynamics’ efforts to target and expand its business in the international arena.

•
NanoKnife IRE systems continue to be utilized by physicians at various institutions globally who have treated an additional 18 patients since early October. The total number of patients treated to date with the NanoKnife system at nine centers now stands at 104.  Of particular note is the treatment of a patient with a pancreatic lesion over three weeks ago.  This patient was discharged shortly after the IRE procedure without complication and continues to be free of complications.  Procedures have been performed in seven organs (prostate, liver, lung, kidney, bone, pancreas and lymph nodes). In all cases the safety profile for this non-thermal ablation technology remains positive.

•
The introduction of a new family of micro-introducer kits and the Total Abscession® nephrostomy drain catheter brought the total number of new products launched during fiscal 2010 to six.  The Company remains on track for a total of 11 launches in this fiscal year.

•	On November 30, AngioDynamics was added to the MSCI US Small Cap 1750 Index. The MSCI US Small Cap 1750 Index represents a universe of small capitalization companies in the U.S. equity market.

Fiscal 2010 Guidance

The Company updated its outlook for fiscal 2010 to the following:

•	Net sales in the range of $214 million to $217 million, an increase of 10-11% over fiscal 2009 net sales (an increase from previous guidance of $211 million to $215 million)
•	Gross margin in the range of 59-60% of net sales (a decrease from previous guidance of 61-62%)
•	GAAP operating income in the range of $19 million to $21 million (an increase from previous guidance of $18 million to $20 million)
•	EBITDA in the range of $31 million to $33 million (an increase from previous guidance of $30 million to $32 million)
•	GAAP EPS in the range of $0.46 to $0.48, inclusive of a $0.24 EPS impact from IRE investments (an increase from previous guidance of $0.45 to $0.47)

Conference Call

AngioDynamics management will host a conference call to discuss its second quarter results today beginning at 4:30 p.m. Eastern Time. To participate in the live call by telephone, please dial 1 (877) 941-2332.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the AngioDynamics Web site at http://investors.angiodynamics.com. To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download and install the necessary audio software.  In addition, a replay of the call will be available at http://investors.angiodynamics.com.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported non-GAAP EBITDA (income before interest, taxes, depreciation and amortization). Management uses this measure in its internal analysis and review of operational performance. Management believes that this measure provides investors with useful information in comparing AngioDynamics’ performance over different periods. By using this non-GAAP measure, management believes that investors get a better picture of the performance of AngioDynamics’ underlying business. Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’ financial results. Please see the tables that follow for a reconciliation of Operating Income to non-GAAP measures.

About AngioDynamics

AngioDynamics, Inc. (“AngioDynamics” or the “Company”) is a leading provider of innovative medical devices used by interventional radiologists, surgeons and other physicians for the minimally-invasive treatment of cancer and peripheral vascular disease. The Company’s diverse product line includes market-leading radiofrequency and irreversible electroporation ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2009. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, NanoKnife has been cleared by the FDA for use in the surgical ablation of soft tissue. This document may discuss the use of NanoKnife for specific clinical indications for which it is not cleared in the United States at this time.

(Tables to Follow)

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Six months ended
	Nov 30,	Nov 30,	Nov 30,	Nov 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Net sales	$53,459	$48,464	$103,551	$92,787
Cost of sales	21,852	18,771	41,812	35,637
Gross profit	31,607	29,693	61,739	57,150
% of net sales	59.1%	61.3%	59.6%	61.6%

Operating expenses
Research and development	4,763	4,425	9,612	8,387
Sales and marketing	15,042	14,315	30,401	27,611
General and administrative	4,031	3,821	8,108	7,947
Amortization of intangibles	2,451	2,242	4,723	4,493
Total operating expenses	26,287	24,803	52,844	48,438
Operating income	5,320	4,890	8,895	8,712
Other income (expense), net	(290)	(500)	(455)	(751)
Income before income taxes	5,030	4,390	8,440	7,961
Provision for income taxes	1,901	1,483	3,200	2,843
Net income	$3,129	$2,907	$5,240	$5,118

Earnings per common share
Basic	$0.13	$0.12	$0.21	$0.21
Diluted	$0.13	$0.12	$0.21	$0.21

Weighted average common shares
Basic	24,518	24,362	24,472	24,330
Diluted	24,729	24,563	24,662	24,536

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

Reconciliation of Operating Income to non-GAAP EBITDA:

	Three months ended		Six months ended
	Nov 30,	Nov 30,	Nov 30,	Nov 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Operating income	$5,320	$4,890	$8,895	$8,712

Amortization of intangibles	2,451	2,242	4,723	4,493
Depreciation	758	636	1,496	1,289
EBITDA	$8,529	$7,768	$15,114	$14,494

EBITDA per common share
Basic	$0.35	$0.32	$0.62	$0.60
Diluted	$0.34	$0.32	$0.61	$0.59

Weighted average common shares
Basic	24,518	24,362	24,472	24,330
Diluted	24,729	24,563	24,662	24,536

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY BUSINESS UNIT AND BY GEOGRAPHY
(in thousands)

	Three months ended		Six months ended
	Nov 30,	Nov 30,	Nov 30,	Nov 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Net Sales by Business Unit
Peripheral Vascular	$23,167	$21,770	$44,226	$40,204
Access	16,677	16,069	32,908	31,755
Oncology/Surgery	13,615	10,625	26,417	20,828
Total	$53,459	$48,464	$103,551	$92,787

Net Sales by Geography
United States	$47,624	$42,927	$92,652	$82,188
International	5,835	5,537	10,899	10,599
Total	$53,459	$48,464	$103,551	$92,787

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Nov 30,	May 31,
	2009	2009
	(unaudited)	(2)
Assets
Current Assets
Cash and cash equivalents	$36,256	$27,909
Marketable securities	37,772	40,278
Total cash and investments	74,028	68,187

Receivables, net	25,397	27,181
Inventories, net	39,874	36,928
Deferred income taxes	7,283	9,337
Prepaid income taxes	3,502	3,694
Prepaid expenses and other	1,543	3,271
Total current assets	151,627	148,598

Property, plant and equipment, net	22,600	22,183
Intangible assets, net	63,033	67,770
Goodwill	161,974	161,974
Deferred income taxes	3,212	4,263
Other non-current assets	5,187	3,915
Total Assets	$407,633	$408,703

Liabilities and Stockholders' Equity
Current portion of long-term debt	$250	$265
Contractual payments on acquisition of business, net	-	5,227
Other current liabilities	19,964	24,207
Long-term debt, net of current portion	6,680	6,810
Total Liabilities	26,894	36,509

Stockholders' equity	380,739	372,194
Total Liabilities and Stockholders' Equity	$407,633	$408,703

Shares outstanding	24,556	24,428

(2) Derived from audited financial statements

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six months ended
	Nov 30,	Nov 30,
	2009	2008
	(unaudited)

Cash flows from operating activities:
Net income	$5,240	$5,118
Depreciation and amortization	6,219	5,782
Tax effect of exercise of stock options	31	(74)
Deferred income taxes	3,126	2,234
Stock-based compensation	2,413	2,460
Other	(324)	714
Changes in operating assets and liabilities
Receivables	1,816	2,010
Inventories	(2,767)	(3,176)
Accounts payable and accrued liabilities	(4,304)	(1,322)
Litigation provision	-	(6,757)
Other	931	(892)
Net cash provided by operating activities	12,381	6,097

Cash flows from investing activities:
Additions to property, plant and equipment	(1,951)	(2,459)
Acquisition of intangible assets and businesses	(5,350)	(15,180)
Change in restricted cash	-	68
Purchases, sales and maturities of marketable securities, net	2,431	8,023
Net cash provided by (used in) investing activities	(4,870)	(9,548)

Cash flows from financing activities:
Repayment of long-term debt	(145)	(9,870)
Proceeds from exercise of stock options and ESPP	971	1,145
Net cash provided by (used in) financing activities	826	(8,725)

Effect of exchange rate changes on cash	10	(130)
Increase (Decrease) in cash and cash equivalents	8,347	(12,306)

Cash and cash equivalents
Beginning of period	27,909	32,040
End of period	$36,256	$19,734